Exhibit 10.2EXECUTION VERSION

Certain identified information has been omitted from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Registrant if publicly disclosed. Such omitted information is indicated by brackets (“[**]") in this exhibit.

TRANSITIONAL OMNIBUS AGREEMENT

BY AND AMONG

CROSSAMERICA PARTNERS LP,
CROSSAMERICA GP LLC,

AND
CIRCLE K STORES INC.

TRANSITIONAL OMNIBUS AGREEMENT

This Transitional Omnibus Agreement is entered into on, and effective as of, November 19, 2019 (the “Effective Date”), and is by and among CrossAmerica Partners LP, a Delaware limited partnership (the “MLP” or the “Partnership”), and CrossAmerica GP LLC, a Delaware limited liability company and the general partner (the “General Partner”) of the MLP, on the one hand, and Circle K Stores Inc., a Texas corporation (“CK”), on the other hand.  The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”  Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in Section 1.1.

RECITALS:

A.

Prior to the SPA Closing referred to below, the Parties were parties to the Second Amended and Restated Omnibus Agreement, dated as of April 29, 2019 (the “Prior Agreement”), among the MLP, the General Partner, Dunne Manning Inc., a Delaware corporation (“DMI”), CST Services, LLC, a Delaware limited liability company (“CST”), CK, Dunne Manning Stores, LLC, a Delaware limited liability company (“DMS”), and Joseph V. Topper, Jr.

B.

Immediately prior to the Effective Date, the parties to the Securities Purchase Agreement, dated as of the date hereof (the “Securities Purchase Agreement”), among the Affiliates of CK referred to therein as the “Seller Group”, and the Affiliates of DMI referred to therein as the “Buyers”, are consummating the closing of the transactions contemplated by the Securities Purchase Agreement (the “SPA Closing”).  Among other things, the SPA Closing resulted in an MLP Change of Control.

C.

At the SPA Closing, the parties to the Prior Agreement terminated the Prior Agreement effective upon the Effective Date.  Certain provisions of the Prior Agreement survived such termination in accordance with the terms of the Prior Agreement.  This Agreement does not in any manner whatsoever affect the survival or the terms and conditions of those surviving provisions.

D.

Immediately prior to the SPA Closing, CK and the MLP entered into the Exchange Agreement, dated as of the date hereof (the “NWF Exchange Agreement”), pursuant to which, among other things, Circle K will transfer and assign to the MLP certain dealer-operated convenience stores and dealer agreements, upon the terms and conditions set forth therein.

E.

The Parties desire that (i) after the SPA Closing, CK will continue to provide the Services provided for herein to the MLP and the Partnership for the periods set forth herein and (ii) after the Transfer Date (as defined herein), the General Partner will provide the NWF Services provided for herein to CK until the closing of the transactions contemplated by the NWF Exchange Agreement (the “NWF Closing”), in each case subject to earlier termination or later extension as set forth in this Agreement, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I
DEFINITIONS

1.1Definitions.

“Affiliate” is defined in the MLP Agreement.

“Agreement” means this Transitional Omnibus Agreement, as it may be amended, modified or supplemented from time to time in accordance with the terms hereof.

“Board” means the Board of Directors of the General Partner.

“Business Day” means any day that is not a Saturday, Sunday or day on which banks are authorized by law to close in the State of New York.

“CK Covered Environmental Losses” means Losses by reason of or arising out of:

(i) with respect to assets of the Partnership or its subsidiaries, any violation or correction of violation of Environmental Law, including the performance of any Environmental Activity; or

(ii) any event, omission, or condition associated with the assets of the Partnership or its subsidiaries (including the exposure to or presence of Hazardous Substances on, under, about or Releasing to or from the assets of the Partnership or its subsidiaries or the exposure to or Release of Hazardous Substances arising out of operation of the assets of the Partnership or its subsidiaries at locations not owned by the Partnership or its subsidiaries) including (a) the cost and expense of any Environmental Activities and (b) the cost and expense for any environmental or toxic tort pre-trial, trial or appellate legal or litigation support work;

but only to the extent that such violation described in clause (i), or such events, omissions or conditions described in clause (ii), first occurred on or after October 1, 2014.

“CK Indemnified Party” is defined in Section 6.2(a).

“Common Unit” is defined in the MLP Agreement.

“Confidential Information” means all information, including information relating to the MLP Group, (i) furnished to CK or its Affiliates or their respective representatives by or on behalf of the General Partner or (ii) prepared by or at the direction of the General Partner (in each case irrespective of the form of communication and whether such information is furnished before, on or after the date hereof), and all analyses, compilations, data, studies, notes, interpretations, memoranda or other documents prepared by CK or its Affiliates or their respective representatives containing or based in whole or in part on any such furnished information.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

“CST” is defined in the Recitals.

“DMI” is defined in the Recitals.

“DMS” is defined in the Recitals.

“Effective Date” is defined in the Preamble.

“EICP Payables” is defined in Exhibit C.

“Environmental Activity” shall mean any investigation, study, assessment, evaluation, sampling, testing, monitoring, containment, removal, disposal, closure, corrective action, remediation (regardless of whether active or passive), natural attenuation, restoration, bioremediation, response, repair, corrective measure, cleanup or abatement that is required or necessary under any applicable Environmental Law, including institutional or engineering controls or participation in a governmental voluntary cleanup program to conduct voluntary investigatory and remedial actions for the clean-up, removal or remediation of Hazardous Substances that exceed actionable levels established pursuant to Environmental Laws, or participation in a supplemental environmental project in partial or whole mitigation of a fine or penalty.

“Environmental Laws” means all federal, regional, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (i) pollution or protection of human health or the environment or natural resources, (ii) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substances or (iii) the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, arrangement for disposal or transport, or handling of any Hazardous Substances.  Without limiting the foregoing, Environmental Laws include the federal Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendments and Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Oil Pollution Act of 1990, the Federal Hazardous Materials Transportation Law, the Hazardous Materials Transportation Act, the Occupational Safety and Health Act, the Emergency Planning and Community Right to Know Act, the Marine Mammal Protection Act, the Endangered Species Act, the National Environmental Policy Act and other environmental conservation and protection laws, each as amended and the regulations promulgated pursuant thereto and each as is in effect through the Effective Date.

“Environmental Permit” means any permit, approval, identification number, license, registration, certification, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.

“General Partner” is defined in the Preamble.

“Governmental Authority” means the United States, any foreign country, state, county, city or other incorporated or unincorporated political subdivision, agency or instrumentality thereof.

“Hazardous Substance” means (i) any substance that is designated, defined, listed, regulated or classified under any Environmental Law as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including any hazardous substance as defined under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, or the Release of which may give rise to liability under any Environmental Law, (ii) oil as defined in the Oil Pollution Act of 1990, as amended, including oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other refined petroleum hydrocarbons and petroleum products and fractions or by-products thereof, in each case whether in their virgin, used or waste state, and (iii) radioactive materials, asbestos containing materials or polychlorinated biphenyls.

“Indemnified Party” is defined in Section 6.2(a).

“Losses” means any and all losses, damages, obligations, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including court costs and reasonable attorneys’ and experts’ fees) of any and every kind or character.

“MLP” is defined in the Preamble.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of the MLP, dated as of the October 30, 2012, as it may be amended, modified or supplemented from time to time.

“MLP Change of Control” means CK ceases to Control, directly or indirectly, the General Partner or the General Partner is removed as general partner of the MLP.

“MLP Group” means the MLP, the General Partner and the subsidiaries of the MLP.

“MLP Indemnified Party” is defined in Section 6.1.

“NWF Exchange Agreement” is defined in the Recitals.

“NWF Closing” is defined in the Recitals.

“NWF Services” is defined in Section 5.1(a).

“NWF Services Fee” is defined in Section 5.2(b).

“Partnership” is defined in the Preamble.

“Party” and “Parties” are defined in the Preamble.

“Person” means an individual or entity (including a corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or any other entity or governmental agency or authority).

“Post-NWF Closing Services” is defined in Section 2.1(b).

“Post-Transfer Service Period” is defined in Section 2.1(b).

“Prior Agreement” is defined in the Recitals.

“Properties” means the properties now owned or hereafter acquired by the MLP Group.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, seepage, injecting, escaping, leaching, dumping or disposing into the environment.

“Reporting Services” is defined in Section 2.1(b).

“Securities Purchase Agreement” is defined in the Recitals.

“Services” means the services to be provided by or on behalf of CK to the General Partner for the benefit of the MLP Group pursuant to this Agreement as set forth in Exhibit A.

“Services Fee” is defined in Section 4.1(a).

“SPA Closing” is defined in the Recitals.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax” or “Taxes” means (i) all taxes, assessments, charges, duties, levies, imposts or other similar charges imposed by a Tax Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, excise, severance, windfall profits, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under section 59A of the Internal Revenue Code of 1986, as amended), alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Tax Authority, penalties and interest, but excluding any and all taxes based on net income, net worth, capital or profit; (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of being a member of a consolidated, affiliated, unitary, combined, or similar group with any other corporation or entity at any time on or prior to October 30, 2012; and (iii) any liability for the payment of any amount of the type described in the preceding clauses (i) or (ii) whether as a result of contractual obligations to any other Person or by operation of law.

“Term” is defined in Section 9.1.

“Termination Date” means the date upon which the Term ends.

“Transfer Date” means the date upon which the Transferred Employees (as defined in the Securities Purchase Agreement) become employees of the General Partner, which is currently contemplated to be January 1, 2020, unless such date is extended by agreement of the parties to the Securities Purchase Agreement as provided for therein.

1.2 Construction.  Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation;” and (d) the terms

“hereof,” “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement.  The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

Article II
PROVISION OF SERVICES

2.1Services.

(a)During the period beginning on the Effective Date and ending on the day prior to the Transfer Date, CK or its subsidiaries, as applicable, shall provide (or cause to be provided) the Services to the General Partner for the benefit of the MLP Group.

(b)During the period beginning on the Transfer Date and ending on the Termination Date (the “Post-Transfer Service Period”), the Services shall be reduced to include those portions of the Services that are not then being provided by the Transferred Employees (as defined in the Securities Purchase Agreement) and such other Services that were being provided by CK prior to the Transfer Date as are reasonably requested by the General Partner, including Services (the “Reporting Services”) necessary or appropriate in connection with the preparation and filing of the Partnership’s Schedule K-1 for the 2019 calendar year, the Partnership’s Form 10-K for its 2019 fiscal year and the Partnership’s Form 10-Q for the first quarter of its 2020 fiscal year, and related accounting and tax services.  After the NWF Closing, the Parties contemplate that the Services (the “Post-NWF Closing Services”) shall be further reduced to include only the Reporting Services and other Services relating to completing the actions contemplated by Section 5.16 of the Securities Purchase Agreement, unless the Parties otherwise mutually agree.

(c)At any time, the General Partner may permanently exclude any particular service from the scope of Services upon not less than thirty (30) days’ written notice to CK.

(d)Subject to the limitations set forth on Exhibit A hereto, CK and any of its designated subsidiaries, as applicable, are authorized to enter into and act on the General Partner’s behalf, as agent, in connection with any agreement with third parties reasonably related to the provision of the Services.

2.2Partnership Information. It is contemplated by the Parties that, during the Term, the General Partner will be required to provide certain notices, information and data necessary for CK to perform the Services and its obligations under this Agreement.  CK shall be permitted to rely on any information or data provided by the General Partner to CK in connection with the performance of its duties and provision of Services under this Agreement, except to the extent that CK has actual knowledge that such information or data is inaccurate or incomplete.

Article III
STANDARD OF CARE

3.1Standard of Performance.  Subject to the liability standard set forth in Article VI, CK shall (and shall cause its applicable subsidiaries, excluding the MLP Group, to) provide Services (a) using at least the same level of care, quality, timeliness and skill in providing the Services as it employs for itself and its Affiliates and no less than the same degree of care, quality, timeliness, and skill as the applicable Person’s past practice in performing like services for the MLP Group, and (b) in any event, using no less than a reasonable level of care in accordance with industry standards, in compliance with all applicable laws.

3.2Procurement of Goods and Services.  To the extent that CK is permitted to arrange for contracts with third parties for goods and services in connection with the provision of the Services, CK shall use commercially reasonable efforts (a) to obtain such goods and services at rates competitive with those otherwise generally available in the area in which services or materials are to be furnished, and (b) to obtain from such third parties such customary warranties and guarantees as may be reasonably required with respect to the goods and services so furnished.  CK shall not bind the General Partner, the Partnership or any of its subsidiaries to any contract with a term that would extend beyond the Term without the General Partner’s prior written consent.

3.3Protection from Liens.  CK shall not permit any liens, encumbrances or charges upon or against any of the Properties or other assets of the MLP Group arising from the provision of Services or materials under this Agreement except as approved, or consented to, by the General Partner.

3.4Commingling of Assets.  To the extent CK shall have charge or possession of any of the General Partner’s or the MLP Group’s assets in connection with the provision of the Services, CK shall separately maintain, and not commingle, the assets of the General Partner or the MLP Group with those of CK or any other Person.

3.5Insurance. CK shall obtain and maintain during the Term from insurers who are reliable and acceptable to the General Partner and authorized to do business in the state or states or jurisdictions in which Services are to be performed by CK, insurance coverages in the types and minimum limits as the Parties determine to be appropriate and as is consistent with standard industry practice and CK’s past practices.  CK agrees upon the General Partner’s request from time to time or at any time to provide the General Partner with certificates of insurance evidencing such insurance coverage and, upon request of the General Partner, shall furnish copies of such policies.  Except with respect to workers’ compensation coverage, the policies shall name the General Partner and the Partnership as additional insureds and shall contain waivers by the insurers of any and all rights of subrogation to pursue any claims or causes of action against the General Partner and the Partnership.  The policies shall provide that they will not be cancelled or reduced without giving the General Partner at least 30 days’ prior written notice of such cancellation or reduction.

3.6Third-Party Intellectual Property.  If CK uses or licenses intellectual property owned by third parties in the performance of the Services, CK shall obtain and maintain any such licenses and authorizations necessary to authorize its use of such intellectual property in connection with the Services.

Article IV
SERVICES FEE; REIMBURSEMENT FOR tHIRD-PARTY SERVICES

4.1CK Services Fee; Reimbursement for Third Party Services.

(a)During the period beginning on the Effective Date and ending on the day prior to the Transfer Date, in consideration for the Services, the Partnership shall pay to CK a services fee (the “Services Fee”) in an amount equal to $[**] per week (with a “week” being (i) the seven-day period beginning on the Effective Date and ending on the seventh day after the Effective Date, and (ii) each subsequent seven-day period thereafter until the Transfer Date; provided, that the Services Fee for the final week that includes the Transfer Date shall be prorated based on the actual number of days beginning on the day after the prior week and ending on the day prior to the Transfer Date). The Services Fee shall be payable within five (5) Business Days after CK delivers to the General Partner its invoice therefor, together with invoices for any reimbursable costs incurred by CK pursuant to Section 4.2 hereof, including reports provided by CK to the General Partner that support the reimbursable costs on the invoice.  CK shall invoice the Partnership on a weekly basis.

(b)During the period beginning on the Transfer Date and ending on the Termination Date, the Services Fee shall be reduced to include only that portion of the Services Fee that was attributable to the Services that will continue to be provided after the Transfer Date.  Between the date hereof and the Transfer Date, CK and the General Partner shall negotiate in good faith to determine the amount of such reduction.  The reduced Service Fees shall continue to be invoiced and to be payable as set forth in Section 4.1(a) above.

(c)If the General Partner delivers written notice to CK that the General Partner desires to permanently exclude any particular service from the scope of Services pursuant to Section 2.1(c), CK and the General Partner shall negotiate in good faith to determine the amount by which the Services Fee (or the reduced Services Fee pursuant to Section 4.1(b)) shall be reduced.

4.2CK Reimbursement.

(a)Subject to the limitations set forth in paragraph A of Exhibit A, the MLP shall reimburse CK for all reasonable out of pocket third party fees, costs, taxes and expenses incurred by CK or the General Partner on the Partnership’s or its subsidiaries’ behalf in connection with providing the Services required to be provided by CK hereunder, including, but not limited to:

(i)legal, accounting and other fees and expenses associated with being a public company;

(ii)expenses related to the Partnership’s financings, mergers, acquisitions or dispositions of assets, and other similar transactions;

(iii)expenses related to insurance coverage for the Partnership’s assets or operations;

(iv)sales, use, excise, value added or similar taxes with respect to the services provided by CK to the Partnership;

(v)costs and expenses of Environmental Activity, including, remediation costs or expenses incurred in connection with environmental liabilities and third-party claims, that are based on environmental conditions that first arise at Properties following the Effective Date; and

(vi)cost or expenses incurred in connection with the Partnership’s environmental compliance, including, but not limited to, storage tank compliance and registration, as well as compliance monitoring and oversight expenses.

(b)Reimbursement of the out of pocket third party fees, costs, taxes and expenses set forth in Section 4.2(a) shall be paid promptly by the Partnership to CK upon receipt by the General Partner of an invoice from CK setting forth amounts due under Section 4.2(a). If requested by the General Partner, CK’s invoice therefor shall provide reasonably detailed documentation supporting such costs and expenses.

4.3Taxes.  The MLP shall be responsible for all applicable Taxes levied on items, goods or services that are sold, purchased or obtained for the provision of Services under this Agreement, including any Taxes in respect of the Services.

4.4Disputed Reimbursements.

(a)The General Partner may, within 30 days after receipt of an invoice from CK, take written exception to any fees, costs, taxes and expenses described in Section 4.2(a) on the ground that the same was not a reasonable fee, cost, tax or expense incurred by CK in connection with the provision of Services.  The General Partner shall nevertheless pay CK in full when due the invoiced amount.  Such payment shall not be deemed a waiver of the right of the General Partner to recoup any contested portion of any amount so paid.  However, if the amount as to which such written exception is taken, or any part thereof, is ultimately determined not to be a reasonable fee, cost, tax and expense incurred by CK in connection with the provision of Services, such amount or portion thereof (as the case may be) shall be refunded by CK to the General Partner together with interest thereon at the lesser of (i) the prime rate per annum established by the administrative agent under the revolving credit agreement of the MLP, as applicable, as in effect on the date of payment by the General Partner in respect of such contested invoice or (ii) the maximum lawful rate during the period from the date of payment by the General Partner to the date of refund by CK.

(b)If, within 20 days after receipt of any written exception pursuant to Section 5.4(a), the General Partner and CK have been unable to resolve any dispute, and if (i) such dispute relates to whether amounts were properly charged or Services actually performed and (ii) the aggregate amount in dispute exceeds $100,000, either of the General Partner or CK may submit the dispute to an independent third party auditing firm that is mutually agreeable to the MLP Group, on the one hand, and CK, on the other hand.  The Parties shall cooperate with such auditing firm and shall provide such auditing firm access to such books and records as may be reasonably necessary to permit a determination by such auditing firm.  The resolution by such auditing firm shall be final and binding on the Parties.

Article V
NWF services and nwf services fee

5.1NWF Services.

(a)During the period beginning on the Transfer Date and ending on the date of the NWF Closing, the General Partner shall provide (or cause to be provided) to CK services (the “NWF Services”) of the same type set forth on Exhibit A that are necessary for CK to perform its obligations under Section 6.1 of the Exchange Agreement; provided, that the General Partner shall not be required to provide any services that are not substantially the same in scope and nature as those that were being provided by the Transferred Employees in connection with the Assets (as defined in the Exchange Agreement) immediately prior to the Transfer Date.

(b)Between the date hereof and the Transfer Date, CK and the General Partner shall negotiate in good faith to determine the scope of the NWF Services that the General Partner will provide upon and after the Transfer Date.

(c)At any time, CK may permanently exclude any particular service from the scope of the NWF Services upon not less than five (5) Business Days’ written notice to the General Partner.

(d)The General Partner shall not be authorized to enter into any agreement with third parties on CK’s behalf without the prior written consent of CK.

5.2NWF Services Fee; Reimbursement for Third Party Services.

(a)During the period beginning on the Transfer Date and ending on date of the NWF Closing, in consideration for the NWF Services, CK shall pay to the General Partner a services fee (the “NWF Services Fee”) in an amount per week (with a “week” being (i) the seven-day period beginning on the Transfer Date and ending on the seventh day after the Transfer Date, and (ii) each subsequent seven-day period thereafter until the NWF Closing; provided, that the NWF Services Fee for the final week that includes the NWF Closing shall be prorated based on the actual number of days beginning on the day after the prior week and ending on the day prior to the NWF Closing). The NWF Services Fee shall be payable within five (5) Business Days after the General Partner delivers to CK its invoice therefor, together with invoices for any reimbursable costs incurred by the General Partner pursuant to Section 5.1(d) hereof, including reports provided by the General Partner to CK that support any such reimbursable costs on the invoice.  The General Partner shall invoice CK on a weekly basis.

(b)Between the date hereof and the Transfer Date, CK and the General Partner shall negotiate in good faith to determine the amount of the NWF Services Fee to be effective upon the Transfer Date.  For this purpose, the Parties shall allocate personnel costs to the NWF Services in a manner consistent with Exhibit B to the Prior Agreement to the extent applicable after the Transfer Date.

(c)If CK delivers written notice to the General Partner that CK desires to permanently exclude any particular service from the scope of NWF Services pursuant to Section 5.1(c), CK and the General Partner shall negotiate in good faith to determine the amount by which the NWF Services Fee shall be reduced.

5.3Taxes.  CK shall be responsible for all applicable Taxes levied on items, goods or services that are sold, purchased or obtained for the provision of NWF Services under this Agreement, including any Taxes in respect of the NWF Services.

5.4CK Information. It is contemplated by the Parties that CK will be required to provide certain notices, information and data necessary for the General Partner to perform the NWF Services and its obligations under this Agreement.  The General Partner shall be permitted to rely on any information or data provided by CK to the General Partner in connection with the performance of its duties and provision of NWF Services under this Agreement, except to the extent that the General Partner has actual knowledge that such information or data is inaccurate or incomplete.

5.5Standard of Performance.  Subject to the liability standard set forth in Article VI, the General Partner shall provide NWF Services (a) using at least the same level of care, quality, timeliness and skill in providing the NWF Services as it employs for itself and its Affiliates and no less than the same degree of care, quality, timeliness, and skill as the applicable Transferred Employees’ past practice in performing like services for CK, and (b) in any event, using no less than a reasonable level of care in accordance with industry standards, in compliance with all applicable laws.  Notwithstanding anything in the Exchange Agreement to the contrary, CK shall have no indemnification obligations to the Partnership or any other CrossAmerica Indemnified Parties (as defined in the Exchange Agreement) to the extent that the related Losses (as defined in the Exchange Agreement) were incurred as a result of a breach by the General Partner of its agreements set forth in this Article V, including the standard of performance set forth in this Section 5.5.

5.6Protection from Liens.  The General Partner shall not permit any liens, encumbrances or charges upon or against any of the Assets (as defined in the Exchange Agreement) arising from the provision of NWF Services or materials under this Agreement except as approved, or consented to, by CK.

5.7Commingling of Assets.  To the extent the General Partner shall have charge or possession of any of CK’s assets in connection with the provision of the NWF Services, the General Partner shall separately maintain, and not commingle, the assets of the General Partner with those of CK or any other Person.

Article VI
INDEMNIFICATION; LIMITATIONS

6.1Indemnification by CK; Limitation of Liability.  CK hereby agrees to defend, indemnify and hold harmless each member of the MLP Group and their respective members, partners and Affiliates (other than CK) and each of their respective officers, managers, directors, employees and agents (each, an “MLP Indemnified Party”) from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the MLP Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Losses are foreseeable or unforeseeable, all to the extent that such Losses arise out of the bad faith, fraud or willful misconduct (or, in the case of a criminal matter, acts or omissions taken with the knowledge that the conduct was criminal) of CK in providing Services, but except to the extent arising out of the willful misconduct of any MLP Indemnified Party.  In no event shall the aggregate liability of CK pursuant to this Section 6.1 exceed $5,000,000.

6.2Indemnification by the MLP and the General Partner.

(a)The MLP hereby agrees to defend, indemnify and hold harmless CK, in its own capacity and its capacity as successor to CST, and its members, partners and Affiliates (other than the MLP Group) and each of their respective officers, managers, directors, employees and agents (each, a “CK Indemnified Party” and, collectively with the MLP Indemnified Parties, each an “Indemnified Party”) from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the CK Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Liabilities are foreseeable or unforeseeable, all to the extent that such Losses (i) arise out of any acts or omissions of the CK Indemnified Parties in connection with the provision of (or failure to provide) Services or (ii) are CK Covered Environmental Losses, in each case except to the extent that CK is responsible for such Losses pursuant to Section 6.1. Where permitted under its insurance policies, the Partnership shall cause CK to be named as an additional insured under such policies.

(b)The General Partner hereby agrees to defend, indemnify and hold harmless each CK Indemnified Party from any and all threatened or actual Losses incurred by, imposed upon or rendered against one or more of the CK Indemnified Parties, whether based on contract, or tort, or pursuant to any statute, rule or regulation, and regardless of whether the Losses are foreseeable or unforeseeable, all to the extent that such Losses arise out of the bad faith, fraud or willful misconduct (or, in the case of a criminal matter, acts or omissions taken with the knowledge that the conduct was criminal) of the General Partner in providing the NWF Services, but except to the extent arising out of the willful misconduct of any CK Indemnified Party.  In no event shall the aggregate liability of the General Partner pursuant to this Section 6.2(b) exceed $5,000,000.

6.3Negligence; Strict Liability.  EXCEPT AS EXPRESSLY PROVIDED IN SECTION 6.1 AND SECTION 6.2, THE DEFENSE AND INDEMNITY OBLIGATIONS IN SECTION 6.1 AND SECTION 6.2 SHALL APPLY REGARDLESS OF CAUSE OR OF ANY NEGLIGENT ACTS OR OMISSIONS (INCLUDING SOLE NEGLIGENCE, CONCURRENT NEGLIGENCE OR STRICT LIABILITY), BREACH OF DUTY (STATUTORY OR OTHERWISE), VIOLATION OF LAW OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR ANY PRE-EXISTING DEFECT; PROVIDED, HOWEVER, THAT THIS PROVISION SHALL NOT APPLY TO THE WILLFUL MISCONDUCT OF ANY INDEMNIFIED PARTY OR IN ANY WAY LIMIT OR ALTER ANY QUALIFICATIONS SET FORTH IN SUCH DEFENSE AND INDEMNITY OBLIGATIONS EXPRESSLY RELATING TO INTENTIONAL MISCONDUCT OR BREACH OF THIS AGREEMENT.  EACH PARTY AGREES THAT THIS STATEMENT COMPLIES WITH THE REQUIREMENT KNOWN AS THE “EXPRESS NEGLIGENCE RULE” TO EXPRESSLY STATE IN A CONSPICUOUS MANNER AND TO AFFORD FAIR AND ADEQUATE NOTICE THAT THIS ARTICLE VI HAS PROVISIONS REQUIRING ONE PARTY TO BE RESPONSIBLE FOR THE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF ANOTHER PARTY.

6.4Exclusion of Damages; Disclaimers.

(a)NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY HERETO FOR EXEMPLARY, PUNITIVE, CONSEQUENTIAL, SPECIAL, INDIRECT OR INCIDENTAL DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE FORM IN WHICH ANY ACTION IS BROUGHT; PROVIDED, HOWEVER, THAT THIS SECTION 6.4(a) SHALL NOT LIMIT A PARTY’S RIGHT TO RECOVERY UNDER SECTION 6.1 OR SECTION 6.2 FOR ANY SUCH DAMAGES TO THE EXTENT SUCH PARTY IS REQUIRED TO PAY SUCH DAMAGES TO A THIRD PARTY IN CONNECTION WITH A MATTER FOR WHICH SUCH PARTY IS OTHERWISE ENTITLED TO INDEMNIFICATION UNDER SECTION 6.1 or SECTION 6.2.

(b)OTHER THAN AS SET FORTH IN SECTION 3.1 OF THIS AGREEMENT, CK DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO SERVICES RENDERED OR PRODUCTS PROCURED FOR THE GENERAL PARTNER FOR THE BENEFIT OF THE MLP GROUP, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE

(WHETHER CK KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.  HOWEVER, IN THE CASE OF OUTSOURCED SERVICES PROVIDED SOLELY FOR THE GENERAL PARTNER, IF THE THIRD-PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO THE GENERAL PARTNER, THE GENERAL PARTNER IS ENTITLED TO CAUSE CK TO RELY ON AND TO ENFORCE SUCH WARRANTY.

(c)OTHER THAN AS SET FORTH IN SECTION 5.5 OF THIS AGREEMENT, THE GENERAL PARTNER DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS OR REPRESENTATIONS (EXPRESS OR IMPLIED, ORAL OR WRITTEN) WITH RESPECT TO NWF SERVICES RENDERED OR PRODUCTS PROCURED FOR THE BENEFIT OF CK, OR ANY PART THEREOF, INCLUDING ANY AND ALL IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS OR SUITABILITY FOR ANY PURPOSE (WHETHER THE GENERAL PARTNER KNOWS, HAS REASON TO KNOW, HAS BEEN ADVISED, OR IS OTHERWISE IN FACT AWARE OF ANY SUCH PURPOSE) WHETHER ALLEGED TO ARISE BY LAW, BY REASON OF CUSTOM OR USAGE IN THE TRADE OR BY COURSE OF DEALING.  HOWEVER, IN THE CASE OF OUTSOURCED SERVICES PROVIDED SOLELY FOR CK, IF THE THIRD-PARTY PROVIDER OF SUCH SERVICES MAKES AN EXPRESS WARRANTY TO CK, CK IS ENTITLED TO CAUSE THE GENERAL PARTNER TO RELY ON AND TO ENFORCE SUCH WARRANTY.

6.5Survival.  The provisions of this Article VI shall survive the termination of this Agreement.

Article VII
CONFIDENTIALITY

7.1Confidential Information.

(a)Non-disclosure.  CK shall maintain the confidentiality of all Confidential Information; provided, however, that CK may disclose such Confidential Information:

(i)with respect to CK, to its Affiliates to the extent deemed by CK to be reasonably necessary or desirable to enable it to perform the Services;

(ii)in any judicial or alternative dispute resolution proceeding to resolve disputes between CK and the MLP Group arising under this Agreement;

(iii)to the extent disclosure is legally required under applicable laws (including applicable securities and tax laws) or any agreement existing on the date hereof to which CK is a party or by which it is bound; provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution proceeding, CK shall, if requested by the General Partner, seek a protective order or other relief to prevent or reduce the scope of such disclosure;

(iv)with respect to CK, to CK’s existing or potential lenders, investors, joint interest owners, purchasers or other parties with whom CK may enter into contractual relationships, to the extent deemed by CK to be reasonably necessary or desirable to enable it to perform the Services; provided, however, that CK shall require such third parties to agree to maintain the confidentiality of the Confidential Information so disclosed;

(v)if authorized by the General Partner; and

(vi)to the extent such Confidential Information becomes publicly available other than through a breach by CK of its obligation arising under this Section 7.1(a).

(b)CK acknowledges and agrees that the Confidential Information is being furnished to CK for the sole and exclusive purpose of enabling it to perform the Services and the Confidential Information may not be used by it for any other purpose.

7.2Business Conduct; No Non-Compete. Nothing in this Article VII shall prohibit the MLP, CK or any of their respective Affiliates from conducting business in any location, including in and near the areas where the MLP Assets are located.  None of the Parties nor any of their Affiliates shall have any obligation to offer, or provide any opportunity to pursue, purchase or invest in, any business opportunity to any other Party or their Affiliates.  The Parties and their Affiliates shall be free to engage in any business activity whatsoever without the participation of the other, including any activity that may be in direct competition with the MLP Group or CK, as the case may be.

7.3Remedies and Enforcement.  CK acknowledges and agrees that a breach by it of its obligations under Section 7.1 would cause irreparable harm to the General Partner and that monetary damages would not be adequate to compensate the General Partner.  Accordingly, CK agrees that the General Partner shall be entitled to immediate equitable relief, including a temporary or permanent injunction, to prevent any threatened, likely or ongoing violation by CK, without the necessity of posting bond or other security.  The General Partner’s right to equitable relief shall be in addition to other rights and remedies available to the General Partner, for monetary damages or otherwise.

7.4Survival.  The provisions of this Article VII shall survive the termination of this Agreement.

Article VIII

OTHER AGREEMENTS OF THE PARTIES

8.1EICP Payables. The General Partner shall pay to CK (or an Affiliate designated by CK), by wire transfer of immediately available funds to such bank account or accounts as designated in writing by CK, the EICP Payables described on Exhibit C, when such amounts become due and payable as set forth therein.

Article IX
TERM AND TERMINATION

9.1Term.  Except as set forth in Section 9.2, this Agreement shall remain in force and effect for a term (the “Term”) commencing on the Effective Date and expiring on June 30, 2020; provided, however, that the General Partner shall have the right to extend the term of this Agreement for a period of up to ninety (90) days if the Post-NWF Closing Services are reasonably required by the MLP Group for such additional period.  This Agreement shall automatically terminate upon expiration of the Term (as may be so extended), unless the Parties hereto otherwise agree to continue this Agreement in effect for some additional period of time or unless this Agreement is earlier terminated in accordance with Section 9.2.

9.2Termination.

(a)This Agreement may be terminated at any time by CK upon the General Partner’s or the MLP’s material breach of this Agreement, if such breach is not remedied within 60 days after the General Partner’s receipt of written notice thereof; and

(b)This Agreement may be terminated at any time by the General Partner upon CK’s material breach of this Agreement, if such breach is not remedied within 60 days after CK’s receipt of the General Partner’s written notice thereof.

9.3Survival.  The provisions of Article III (with respect to unpaid amounts due hereunder), Section 4.4, Section 5.2 (with respect to unpaid amounts due hereunder), Section 5.3, Section 5.5 (final sentence only), Article VI, Article VII, Article VIII and Article X shall survive any termination of this Agreement.

Article X
MISCELLANEOUS

10.1Choice of Law; Jurisdiction.  This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.  Each of the Parties (i) irrevocably agrees that any claims, suits, actions or proceedings arising out of or relating in any way to this Agreement shall be exclusively brought in the Court of Chancery of the State of Delaware, in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims; (ii) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware in connection with any such claim, suit, action or proceeding; (iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the Court of Chancery of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper; (iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding; and (v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law.

10.2Notice.  All notices, requests or consents provided for or permitted to be given pursuant to this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party.  Notice given by personal delivery or mail shall be effective upon actual receipt.  Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 10.2.

To CK:

Alimentation Couche Tard Inc.
4204 Industrial Blvd
Laval (Quebec) H7L 0E3
Attention: General Counsel
Telephone:  (450) 662-6632 or (800) 361-2612
Facsimile:   (450) 662-6633

To the MLP Group:

CrossAmerica GP, LLC

600 Hamilton Street, Suite 500
Attention: Chief Executive Officer
Telephone:   (610) 625-8000
Facsimile:    (610) 776-6720

10.3Entire Agreement.  Other than the surviving provisions of the Prior Agreement, this Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

10.4Jointly Drafted.  This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties, and shall not be construed against any Party on the basis of that Party’s role in drafting this Agreement.

10.5Effect of Waiver or Consent.  No waiver or consent, express or implied, by any Party of or to any breach or default by any Person in the performance by such Person of its obligations hereunder shall be deemed or construed to be a consent or waiver of or to any other breach or default in the performance by such Person of the same or any other obligations of such Person hereunder.  Failure on the part of a Party to complain of any act of any Person or to declare any Person in default, irrespective of how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder until the applicable statute of limitations period has run.

10.6Amendment or Modification.  This Agreement may be amended or modified only from time to time by the written agreement of the Parties.  Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” to this Agreement.

10.7Assignment; No Third-Party Beneficiaries.  None of the Parties shall have the right to assign its rights or obligations under this Agreement without the prior written consent of all other Parties.  Notwithstanding the foregoing, a merger of a Party shall not be deemed to be an assignment or transfer of its rights or a delegation of its obligations under this Agreement.  Furthermore, the transfer of all or substantially all of the assets of a Party shall not be deemed an assignment or transfer of its rights or a delegation of its obligations under this Agreement if the assignee assumes all of the obligations under this Agreement.  The provisions of this Agreement are enforceable solely by the Parties (including any permitted assignee), and no limited partner or member of the MLP or other Person shall have the right, separate and apart from the Parties hereto, to enforce any provision of this Agreement or to compel any Party to comply with the terms of this Agreement.

10.8Counterparts.  This Agreement may be executed in any number of counterparts (including by facsimile or other electronic transmission) with the same effect as if all signatory Parties had signed the same document.  All counterparts shall be construed together and shall constitute one and the same instrument.

10.9Relationship of the Parties.  Nothing in this Agreement shall be construed to create a partnership or joint venture or give rise to any fiduciary or similar relationship of any kind.

10.10Severability.  If any provision of this Agreement or the application thereof to any Person or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

10.11Further Assurances.  In connection with this Agreement and all transactions contemplated by this Agreement, each Party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

10.12Withholding or Granting of Consent.  Except as expressly provided to the contrary in this Agreement, each Party may, with respect to any consent or approval that it is entitled to grant pursuant to this Agreement, grant or withhold such consent or approval in its sole and uncontrolled discretion, with or without cause, and subject to such conditions as it shall deem appropriate.

10.13Laws and Regulations.  Notwithstanding any provision of this Agreement to the contrary, no Party shall be required to take any act, or fail to take any act, under this Agreement if the effect thereof would be to cause such Party to be in violation of any applicable law, statute, rule or regulation.

10.14No Recourse Against Officers, Directors, Managers or Employees. For the avoidance of doubt, the provisions of this Agreement shall not give rise to any right of recourse against any officer, director, manager or employee of CK, the General Partner or any of their respective Affiliates.

[Signatures on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Effective Date.

CROSSAMERICA PARTNERS LP, a Delaware limited partnership

By:	CrossAmerica GP LLC, its General Partner

By:	/s/ Charles Nifong
Name:	Charles Nifong
Title:	President and Chief Executive Officer

CROSSAMERICA GP LLC, a Delaware limited liability company

By:	/s/ Charles Nifong
Name:	Charles Nifong
Title:	President and Chief Executive Officer

CIRCLE K STORES INC., a Texas Corporation

By:	/s/ Darrell Davis
Name:	Darrell Davis
Title:	Executive Vice President Operations, North America